Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Parkvale Financial Corporation for the year ended June 30, 2007 included in its Registration Statement relating to the financial statements and financial schedules and internal controls for the three years ended June 30, 2007, 2006 and 2005 listed in the accompanying index.
Pittsburgh, Pennsylvania
September 6, 2007